SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2003

Cox Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-6590	58-2112281

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Lake Hearn Drive Atlanta, Georgia	30319

(Address of principal executive offices)	(Zip Code)

(404) 843-5000

(Registrant’s telephone number, including area code)

Item 5. Other Events.

     On September 10, 2003, Cox announced the results as of the early tender date (September 9, 2003) for its cash offer to purchase any and all of its outstanding Exchangeable Subordinated Discount Debentures due 2020. A copy of the press release announcing the early tender date results was filed as an exhibit to this report when originally filed and is incorporated by reference in this amended report. For financial accounting purposes, if Cox accepts and purchases the $1,775.4 million aggregate principal amount at maturity of Discount Debentures tendered prior to 5:00 p.m., New York City time, on September 9, 2003, Cox would anticipate recognizing a pre-tax loss of approximately $412.8 million during the third quarter of 2003.

     On September 15, 2003, Cox announced it has agreed to sell $250 million principal amount of 3 7/8% notes due 2008 and $500 million principal amount of 5 1/2% notes due 2015 for aggregate net proceeds of approximately $740.1 million. A copy of the press release announcing pricing of this offering is being filed as an exhibit to this report.

     These debt securities will be sold pursuant to Cox’s shelf registration statement, which has been declared effective by the U.S. Securities and Exchange Commission. This news does not constitute an offer to sell, or a solicitation of an offer to buy, any debt securities of Cox. Nothing in this report should be construed as an offer to purchase any outstanding Discount Debentures, as such offer is only being made upon the terms and is subject to the conditions set forth in an Offer to Purchase dated August 26, 2003.

Item 7. Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibit:

99.1	Press Release dated September 10, 2003 (incorporated by reference to Exhibit 99.1 filed with the original Form 8-K on September 10, 2003).

99.2	Press Release dated September 15, 2003.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

COX COMMUNICATIONS, INC.

Date: September 15, 2003	By:	/s/ Jimmy W. Hayes

Jimmy W. Hayes Executive Vice President, Finance and Chief Financial Officer

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